Exhibit 99.1

Trupanion Appoints Bradley Powell to Board of Directors

SEATTLE, October 30, 2025 – Trupanion, Inc. (Nasdaq: TRUP), a leader in medical insurance for cats and dogs, announced today the appointment of Bradley Powell, former Chief Financial Officer of Expeditors International of Washington, to the Company’s Board of Directors.

“We are delighted to welcome Brad to our Board of Directors,” said Margi Tooth, Chief Executive Officer and President of Trupanion. “His long tenure as CFO of Expeditors, a company with a fantastic long-term track record, gives him a deep understanding of financial discipline, strategic growth, and shareholder value creation. We look forward to leveraging his insights as we continue to scale and take Trupanion to the next level.”

“Having led financial and operational teams at global companies, I’ve long appreciated how sustained growth is achieved through disciplined execution and a purpose-driven culture,” said Brad Powell. “At Trupanion, that strong record of growth reflects both the clarity of the company’s mission and the commitment of its team. I’m eager to contribute to the company as it strives to deliver sustainable, long-term value.”
Mr. Powell served as Chief Financial Officer at Expeditors International of Washington, Inc. (NYSE: EXPD), a publicly traded global logistics company, from October 2008 to September 2025. Prior to joining Expeditors, Mr. Powell served as Chief Financial Officer of Eden Bioscience Corporation, a publicly traded biotechnology company, from July 1998 to September 2008, during which time he led the company through a successful initial public offering in 2000. Mr. Powell holds a BS in Accounting from Central Washington University.

About Trupanion

Trupanion is a leader in medical insurance for cats and dogs throughout the United States, Canada, and certain countries in Continental Europe with over 1,000,000 pets currently enrolled. For over two decades, Trupanion has given pet owners peace of mind so they can focus on their pet's recovery, not financial stress. Trupanion is committed to providing pet parents with the highest value in pet medical insurance with unlimited payouts for the life of their pets. With its patented process, Trupanion is the only North American provider with the technology to pay veterinarians directly in seconds at the time of checkout. Trupanion is listed on NASDAQ under the symbol "TRUP". The company was founded in 2000 and is headquartered in Seattle, WA. Trupanion policies are issued, in the United States, by its wholly-owned insurance entity American Pet Insurance Company or ZPIC Insurance Company and, in Canada, by Accelerant Insurance Company of Canada or GPIC Insurance Company. Policies are sold and administered in Canada by Canada Pet Health Insurance Services, Inc. dba Trupanion 309-1277 Lynn Valley Road, North Vancouver, BC V7J 0A2 and in the United States by Trupanion Managers USA, Inc. (CA license No. 0G22803, NPN 9588590). Canada Pet Health Insurance Services, Inc. is a registered damage insurance agency and claims adjuster in Quebec #603927. For more information, please visit trupanion.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to, among other things, expectations, plans, prospects and financial results for Trupanion, including, but not limited to, its expectations regarding its ability to continue to grow its enrollments and revenue, deliver sustainable and long-term value, and otherwise execute its business plan. These forward-looking statements are based upon the current expectations and beliefs of Trupanion’s management as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. All forward-looking statements made in this press release are based on information available to Trupanion as of the date hereof, and Trupanion has no obligation to update these forward-looking statements.

In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the ability to achieve or maintain profitability and/or appropriate levels of cash flow in future periods; the ability to keep growing our membership base and revenue; the accuracy of assumptions used in determining appropriate member acquisition expenditures; the severity and frequency of claims; the ability to maintain high retention rates; the accuracy of assumptions used in pricing medical plan subscriptions and the ability to accurately estimate the impact of new products or offerings on claims frequency; actual claims expense exceeding estimates; regulatory and other constraints on the ability to institute, or the decision to otherwise delay, pricing modifications in response to changes in actual or estimated claims expense; the effectiveness and statutory or regulatory compliance of our Territory Partner model and of our Territory Partners, veterinarians and other third parties in recommending medical plan subscriptions to potential members; the ability to retain existing Territory Partners and increase the number of Territory Partners and active hospitals; compliance by us and those referring us members with laws and regulations that apply to our business, including the sale of a pet medical plan; the ability to maintain the security of our data; fluctuations in the Canadian currency exchange rate; the ability to protect our proprietary and member information; the ability to maintain our culture and team; the ability to maintain the requisite amount of risk-based capital; our ability to implement and maintain effective controls, including to remediate material weaknesses in internal controls over financial reporting; the ability to protect and enforce Trupanion’s intellectual property rights; the ability to successfully implement our alliance with Aflac; the ability to continue key contractual relationships with third parties; third-party claims including litigation and regulatory actions; the ability to recognize benefits from investments in new solutions and enhancements to Trupanion’s technology platform and website; our ability to retain key personnel; and deliberations and determinations by the Trupanion board based on the future performance of the company or otherwise.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the Securities and Exchange Commission (SEC), including but not limited to, Trupanion’s Annual Report on Form 10-K for the year ended December 31, 2024 and any subsequently filed reports on Forms 10-Q, 10-K and 8-K. All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at https://www.sec.gov or the Investor Relations section of Trupanion’s website at https://investors.trupanion.com.

Contacts:
Laura Bainbridge, Senior Vice President, Corporate Communications
Gil Melchior, Director, Investor Relations
Investor.Relations@trupanion.com
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